Exhibit 10.1

April 1, 2015

Pak Khong Chin

6029 East Palomino Lane

Scottsdale, AZ 85266

Dear Pak:

On behalf of OSI Systems, Inc., I am pleased to offer you the position of President Rapiscan Systems with a start date of Monday May 18, 2015. You will report to Deepak Chopra, CEO OSI Systems, Inc., and your office will be located in Torrance California. You will receive a starting biweekly base salary of $12,884.62 (equivalent to $335,000 annually), and be classified as a salaried, exempt employee.

You will be eligible to participate in our annual discretionary bonus plan with a target bonus of up to 100% of your annual base salary beginning in fiscal year 2016 and fiscal year 2017. In fiscal year 2016 you will receive no less than 50% of annual target bonus equal to $167,500 less applicable tax withholdings. Beginning in fiscal year 2018 your annual discretionary bonus target will be normalized to a target bonus of up to 60% of your annual base salary.

You will be eligible to participate in our Executive Open Paid Time off (PTO) plan. Under the Open PTO plan there is no time off accrual, you simply take the time off necessary to relax or tend to personal needs.

After ninety (90) days of employment from your date of hire and subject to approval from the Board of Directors, you will be eligible to participate in OSI Systems Performance Equity Share program and receive an initial performance based restricted stock unit award equal to $500,000 in cash value.

Shortly after you begin, you will be eligible to participate in our Executive Deferred Compensation Plan with a company match up to 10% of your base salary deferral. In addition, you will also be eligible to participate in our Employee Stock Purchase Program and 401 K Program (see attached benefit summary).

You will be eligible to receive up to $100,000 (net amount) in relocation expenses and it is expected that you will relocate promptly and control the cost of your move whenever possible. You will be reimbursed for reasonable, necessary, and properly authorized expenses. Authorized expenses includes allowances for home finding, temporary living and final move trip, home sale closing cost, home purchase closing cost (up to 2% of purchase price), moving of house hold goods, and miscellaneous relocation expenses. Your relocation from Arizona to California must be initiated within 6 months from your date of hire and completed no later than 9 months from your date of hire.

This offer is contingent upon favorable references, an acceptable drug screen and background check, and your acceptance of OSI Systems customary terms of employment. Should you separate from the company for reasons other than cause or voluntary resignation, Rapiscan will provide you with severance equal to one (1) year base salary plus a bonus component based on the following schedule:

12525 Chadron Avenue, Hawthorne, CA (310)978-0516

•                       First 6 months of employment = no bonus payment

•                       6 to 12 months of employment = pro-rated based on actual length of employment, but no less than $167,500.

•                       13th month onward = 50% of prior year bonus award

Additionally, after your first year of employment, should you separate from the company other than for reasons of cause or voluntary resignation, any unvested initial performance based stock awards will become vested on a pro-rated basis based on the number of month you have worked in your vesting schedule (no share will be vested to you prior to completion of one year of service) to the extent that your Division has met the financial targets in the immediately preceding year.

Payment of such severance amounts is conditioned on your agreement to a release of claims for the benefit of the Company in customary and reasonable form, as well as a non-compete for a term of one year. “Cause” is defined as a) Employees admission or conviction of, or entering of a plea of nolo contendere as to any felony, or any lesser crime involving fraud, embezzlement or theft, b) Employees failure to substantially perform his duties, which failure cannot be cured or is not cured within ten (10) business days after written notice from the Company, as long as Employee is not prevented from performing or curing by actions outside his control; or c) Employees material breach of any provision of this employment offer, which breach cannot be cured or is not cured within ten (10) business days after written notice from the Company, as long as Employee is not prevented from performing or curing by actions outside his control.

This is a very exciting time at OSI Systems, Inc. and we are looking forward to your contribution in helping us meet the challenges ahead. We feel that your background will provide OSI with valuable abilities and expertise. In turn, we believe that OSI can provide you with ample opportunities for personal and professional growth within a comfortable yet exciting and expanding environment.

Please confirm this agreement by signing in the space indicated and returning the original to me no later than end of business day Wednesday April 3, 2015. You may also submit your acceptance by faxing this signed letter to 310.644.7213 (or by scanning and emailing). If you have any questions regarding the above offer, please feel free to contact me.

Best regards,

Rick Merritt
SVP/CHRO

OFFER ACCEPTANCE AND ACKNOWLEDGEMENT

Employment Confirmation:	Pak Khong Chin
President Rapiscan Systems

Your signature below will confirm your understanding and acceptance of this offer and confirm your representation to OSI Systems that you are not presently party to any contract of employment, non-disclosure, or non-competition agreement. You further understand, OSI Systems seeks to employ you for your general skills and knowledge and you confirm that any confidential or proprietary information of your present or past employers will remain with that employer.    PKC    (Int.)

Your signature below indicates your acceptance of the offer of employment contained herein. You understand and agree that your employment with OSI Systems is conditioned upon satisfactory completion of reference and background checks. You further understand and agree your employment with OSI Systems is for no definite period of time, and that the Company or you may choose to terminate your employment at any time, with or without cause and with or without notice.    PKC    (Int.)

You further understand and agree that the salary referred to herein constitutes the entirety of this offer, and that any and all prior and contemporaneous discussions, negotiations, commitments and understandings about the offer are hereby superseded by acceptance of this offer.    PKC    (Int.)

Pak Khong Chin
Print Name

/s/ Pak Khong Chin	4/2/2015
Signed	Date